Exhibit 99.1

OFG Receives Regulatory Approvals for Acquisition of Scotiabank Operations in Puerto Rico

SAN JUAN, Puerto Rico, December 11, 2019 – OFG Bancorp (NYSE: OFG) announced receipt of regulatory approvals from the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of Puerto Rico required for its banking subsidiary, Oriental Bank, to consummate the previously announced acquisition of the Puerto Rico and US Virgin Islands operations of Scotiabank (NYSE: BNS).  OFG’s previously announced acquisition of Scotiabank’s US Virgin Islands operations remains subject to receipt of final approval and related licenses from the US Virgin Islands Banking Board. OFG expects to complete the acquisition by December 31, 2019.

Upon closing, Scotiabank’s PR and USVI operations will further strengthen Oriental’s position as the premier retail bank in Puerto Rico. Oriental will have the second largest market share in Puerto Rico in core deposits, branches, automated and interactive teller machines, mortgage servicing, and insurance brokerage, in addition to becoming the third largest bank in USVI by deposits.

Oriental will have a well-diversified loan portfolio totaling $7.2 billion, deposits of $7.9 billion, and approximately 500,000 customers. Its mortgage servicing book will expand five-fold to approximately $5 billion, providing critical mass to become a meaningful source of non-interest income. In addition, Oriental will have 460 ATMs and 11 Interactive Teller Machines, 55 branches, and more than 2,400 employees.

“We are combining two excellent franchises to create a strongly capitalized, market-leading institution,” said José Rafael Fernández, President, Chief Executive Officer and Vice Chairman of the Board of OFG and Oriental. “We’re excited about welcoming Scotia’s valued customers and talented team into the Oriental family.”

“The new Oriental will offer a wide array of products and services with a special emphasis on consumers and small businesses in Puerto Rico and US Virgin Islands, building upon our differentiated reputation for convenience and helping customers better manage their finances.”

Upon closing and for a transitional period, Oriental will continue using the Scotiabank technology platforms. As a result, customers can interact with the bank, and use branches, as they do currently without any need for change. In addition, customers will be able to use all Oriental ATMs at no charge and make credit card, mortgage, auto and personal loan payments and make deposits by check through express mailboxes in all branches.

About OFG Bancorp

Now in its 55th year in business, OFG Bancorp is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations. Its three principal subsidiaries, Oriental Bank, Oriental Financial Services and Oriental Insurance provide retail and commercial banking, lending and wealth management products, services and technology, primarily in Puerto Rico. Visit us at www.ofgbancorp.com.

Forward Looking Statements

The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) changes to the financial condition of the government of Puerto Rico; (iv) amendments to the fiscal plan approved by the Financial Oversight and Management Board of Puerto Rico; (v) determinations in the court-supervised debt-restructuring process under Title III of PROMESA for the Puerto Rico government and all of its agencies, including some of its public corporations; (vi) the amount of government, private and philanthropic financial assistance for the reconstruction of Puerto Rico’s critical infrastructure, which suffered catastrophic damages caused by hurricane Maria; (vii) the pace and magnitude of Puerto Rico’s economic recovery; (viii) the potential impact of damages from future hurricanes and natural disasters in Puerto Rico; (ix) the fiscal and monetary policies of the federal government and its agencies; (x) changes in federal bank regulatory and supervisory policies, including required levels of capital; (xi) the relative strength or weakness of the commercial and consumer credit sectors and the real estate market in Puerto Rico; (xii) the performance of the stock and bond markets; (xiii) competition in the financial services industry; and (xiv) possible legislative, tax or regulatory changes.

For a discussion of such factors and certain risks and uncertainties to which OFG is subject, see OFG’s annual report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, OFG assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Contacts

Puerto Rico: Idalis Montalvo (idalis.montalvo@orientalbank.com) at (787) 777-2847

US: Gary Fishman (gfishman@ofgbancorp.com) and Steven Anreder (sanreder@ofgbancorp.com) at (212) 532-3232